EXHIBIT 99.1

Press Release

China Digital Communication Group Maintain A Strong
Sales Projection for Second Quarter 2005

Maker of Mobile-Phone Battery Components Cites Strong Demand and Continued Trend of Sharp Production Hikes

SHENZHEN, China & LOS ANGELES--(BUSINESS WIRE)—June 9, 2005--China Digital Communication Group (OTCBB:CHID - News), one of the fastest growing battery components production companies in China, today offered sales and profit guidance for the second quarter of 2005.

For the second quarter of 2005, ended June 30, the Company projects revenue of approximately $2,950,000, up 197.52% from unaudited pro forma revenue of $ 991,541 in the second quarter of 2004. Net income in the second quarter of 2005 is expected to be approximately $736,025, or $0.013 per fully diluted share, up 767.02% from unaudited pro forma net income $84,891, or $0.002 per fully diluted share, for the year-earlier quarter, the second quarter of 2004.

The Company cited a continued trend of sharply increasing demand and production, along with continuing cost controls, in arriving at its sales and profit estimates for the quarter. "The projected increase in sales is large but, we believe, reasonable based on recent trends," said Yi Bo Sun, China Digital's chairman and chief executive officer. "It reflects the rapid growth we have been seeing for the past several quarters in demand for our products and in our production capacity. China Digital has seen sharp increases in orders from mobile-phone manufacturers for its battery shells and caps, and we have recently increased both our physical capacity and our workforce to meet this demand. We believe both that we are in a long-term wireless boom and that we have the ability to increase our market share substantially."

About China Digital Communication Group

China Digital Communication Group (OTCBB:CHID - News), through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China while also seeking distribution partners in the United States.

For more information on China Digital, go to its website at www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

Contact:
China Digital
Roy Teng, Vice President Corporate Development. 310-461-1322
 Teng.Roy@Chinadigitalgroup.com
www.chinadigitalgroup.com
or
Sussex Avenue Partners
John Hicks
Tel: 760-918-5592
Toll-free: 866-878-7739
news@sussexavenuepartners.com
http://www.sussexavenueprofiles.com